Exhibit 23.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450 Kuala Lumpur, Malaysia.	Tel: +603-4813 9469 Email: info@jns-associate.com Website: jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated July 31, 2025 relating to our audit of the consolidated financial statements of Roma Green Finance Limited for the year ended March 31, 2025.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

February 12, 2026